Exhibit 5.2

August 24, 2016

Encana Corporation

4400, 500 Centre Street S.E.

Calgary, Alberta T2G 1A6

Re:	Encana Corporation
Amendment No. 1 to Registration Statement on Form F-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Encana Corporation (“Encana”) in connection with Amendment No. 1 to the Registration Statement on Form F-3 (the “Registration Statement”) filed on August 24, 2016 by Encana with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the registration by Encana for its issue and sale from time to time of common shares, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts and share purchase units (collectively, the “Securities”) in its capital.

This opinion letter is being provided at the request of Encana. As Canadian counsel for Encana, we have examined a copy of the Registration Statement.

We are solicitors qualified to practice law in the Province of Alberta and the opinions expressed herein relate only to the laws of the Province of Alberta and the laws of Canada applicable therein as in effect on the date hereof.

In connection with the opinions expressed in this opinion letter, we have considered such questions of law, examined originals or copies of such statutes, regulations, documents, records, certificates and instruments and conducted such other examinations as we have considered necessary. We have also assumed that: (i) all information contained in all documents reviewed by us is true and correct, (ii) the genuineness of all signatures on all documents reviewed by us, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, (v) each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified, (vi) no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Securities, (vii) there is no foreign law that would affect the opinion expressed herein, and (viii) at the time of the execution and delivery of any documents relating to the Securities or the offering thereof, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. We also have assumed the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We have also assumed that at all relevant times:

1.	Encana has the necessary corporate power and capacity to execute, deliver and perform its obligations under the terms and conditions of any purchase, underwriting or other agreement, indenture or instrument relating to Encana’s creation, authentication, issuance, sale and/or delivery of the Securities to which Encana is party (any such agreement, the “Agreement”);

2.	Encana has the necessary corporate power and capacity to authorize, create, authenticate, validly issue, sell and deliver the Securities and perform its obligations under the terms and conditions of the Securities;

3.	all necessary corporate action has been taken by Encana to duly authorize the execution and delivery by Encana of the Agreement and the performance of its obligations under the terms and conditions thereof;

4.	all necessary corporate action has been taken by Encana to duly authorize, create, authenticate, sell, deliver and validly issue the Securities and to perform its obligations under the terms and conditions of the Securities, and all of the terms and conditions relevant to the execution, delivery and issuance of the Securities in the applicable Agreement have been complied with;

5.	all necessary corporate action has been taken by Encana to duly authorize the terms of the offering of the Securities and related matters;

6.	the Agreement (i) has been duly authorized, executed and delivered by all parties thereto and such parties had the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; (iii) is enforceable in accordance with its terms against all parties thereto; and (iv) is governed by the laws of the Province of Alberta;

7.	the Securities have been duly authorized, created, authenticated, sold and delivered and validly issued by Encana and any other person signing or authenticating the Securities, as applicable;

8.	the terms of the offering of the Securities and related matters have been duly authorized by Encana;

9.	the execution and delivery of the Agreement and the performance by Encana of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles or by-laws of Encana, any resolutions of the board of directors or shareholders of Encana, any agreement or obligation of Encana, or applicable law;

10.	the authorization, creation, authentication, sale, delivery and issuance of the Securities and Encana’s performance of its obligations under the terms and conditions of the Securities do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles or by-laws of Encana, any resolutions of the board of directors or shareholders of Encana, any agreement or obligation of Encana, or applicable law; and

11.	the terms of the offering of the Securities and related matters do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles or by-laws of Encana, any resolutions of the board of directors or shareholders of Encana, any agreement or obligation of Encana, or applicable law.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon payment for the applicable Securities provided for in the applicable Agreement and when issued, sold and delivered and in accordance with such Agreement, (i) common shares and Class A preferred shares will be validly issued, fully paid and non-assessable shares in the capital of Encana, and (ii) subscription receipts, warrants, units, share purchase contracts and share purchase units will be validly issued by, and will be binding obligations of, Encana.

We express no opinion as to the enforceability of any Securities, agreements or other documents other than expressly stated in this opinion and only to the extent that any Securities subject to the enforceability opinion herein and the applicable Agreement are governed by the laws of the Province of Alberta.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus included in the Registration Statement.

Yours truly,

/s/ Blake, Cassels & Graydon LLP